Company Overview: Summer 2024 Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated June 28, 2024 Relating to Preliminary Prospectus dated June 18, 2024 Registration Statement File No. 333-276176

HIGH ROLLER TECHNOLOGIES, INC. Free Writing Prospectus Statement 2 This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates, which registration statement has not yet been declared effective by the SEC (File No. 333-276176). Before you invest, you should read the preliminary prospectus and the registration statement (including the risk factors described therein) for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@thinkequity. com. We obtained industry, marketing and competitive position data in this presentation from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe that the statistical data, market data and other industry data and forecasts are reliable we have not independently verified the data. This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is only being made by means of the prospectus.

HIGH ROLLER TECHNOLOGIES, INC. Forward Looking Statements 3 Certain statements in this presentation constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. We make forward-looking statements in this Free Writing Prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “vision,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “could,” “will,”“would,” “ongoing,” “future” or the negative of these terms or other similar expressions. Forward-looking statements include, but are not limited to, such matters as: • our ability to manage expansion into the U.S. markets and other markets; • our ability to compete in our industry; • our expectations regarding our financial performance, including our revenue, costs, EBITDA and Adjusted EBITDA; • the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs; • our ability to mitigate and address unanticipated performance problems on our websites, or platforms; • our ability to attract, retain, and maintain good relations with our customers; • our ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs; • our ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to our business both in the U.S. and internationally and our expectations regarding various laws and restrictions that relate to our business; • our ability to anticipate the effects of existing and developing laws and regulations, including with respect to taxation, and privacy and data protection that relate to our business; • our ability to obtain and maintain licenses or approvals with gambling authorities in the U.S. or in other foreign jurisdictions; • our ability to effectively manage our growth and maintain our corporate culture; • our ability to identify, recruit, and retain skilled personnel, including key members of senior management; • our ability to successfully identify, manage, consummate and integrate any existing and potential acquisitions; • our ability to maintain, protect, and enhance our intellectual property; • our intended use of the net proceeds from this offering; • our ability to manage the increased expenses associated and compliance demands with being a public company; • our ability to maintain our foreign private issuer status; and other factors detailed in our offering documents. The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all the information that you should consider before investing. The company has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement including a prospectus for the offering to which this presentation relates, but such registration has not been declared effective. Before you invest you should read the prospectus in that registration statement, including the Risk Factors presented in that prospectus, and the documents incorporated therein by reference or filed as exhibits to the registration statement for more complete information about the company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

HIGH ROLLER TECHNOLOGIES, INC. Explanatory Notes on Use of Non-GAAP Financial Measures We believe “Adjusted EBITDA,” a “non-GAAP financial measure,” as such term is defined under the rules of the U.S. Securities and Exchange Commission (the “SEC”), is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided within this Free Writing Prospectus for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We reconcile our non-GAAP financial measure of Adjusted EBITDA to our net income (loss), adjusted to exclude interest expense, provision for (benefit from) income taxes, share-based compensation, foreign exchange loss (gain), depreciation and amortization, impairment, and certain charges or gains resulting from non-recurring or irregular events, if any. For the years ended December 31, 2023 and 2022, as well as the 3 months ended March 31, 2024 and 2023, we did not have any such non-recurring events. 4

HIGH ROLLER TECHNOLOGIES, INC. 5 Offering Summary ISSUER HIGH ROLLER TECHNOLOGIES, INC. LISTING / SYMBOL NYSE American: ROLR SHARES OFFERED 1,500,000 Shares of Common Stock EXPECTED PRICE RANGE $8.00 to $10.00 USE OF PROCEEDS ✦ New user acquisition: marketing, promotion and advertising ✦ Expansion to North American and/or other regulated markets ✦ Launch of one or more new brands or verticals ✦ Balance of proceeds for general working capital SOLE BOOK-RUNNING MANAGER ThinkEquity

HIGH ROLLER TECHNOLOGIES, INC. About Us 6

HIGH ROLLER TECHNOLOGIES, INC. 7 Our vision is to lead online casino gaming by delivering one of the most immersive and engaging experiences on the planet. “ “

HIGH ROLLER TECHNOLOGIES, INC. *YoY comparison is for the year ended December 31, 2023 as compared to the year ended December 31, 2022 8 Significant Year Over Year Growth Revenue $29.7M +60% YoY Average revenue per user $575 +11% YoY Average deposit per user $1.5K +24% YoY Unique depositors 49.8K +73% YoY Bets $714M +79% YoY Customer deposits $74.7M +114% YoY Active users 51.4K +77% YoY First time depositors 41.5K +44% YoY Financial highlights as of 12.31.2023*

HIGH ROLLER TECHNOLOGIES, INC Strong Revenue Growth Potential Through New Market Expansion Size of our existing addressable market: $3.3B* Our revenue: $29.7M** 9 Size of the world iGaming addressable market: $135B* Expansion strategy: Accelerate growth into our existing markets, investment into technology and secure market access to increase addressable market size *Data source: H2 Gambling Capital. **Year ended December 31, 2023

HIGH ROLLER TECHNOLOGIES, INC. 10 Sizable High Growth Industry Online Gambling ‘iGaming’ is a high growth industry driven by digital transformation. Total worldwide gambling*: $540 billion Total worldwide gambling*: $681 billion (projected) Online share: $135 billion (25%) 2023 2027 Data source: H2 Gambling Capital. *iGaming includes online Sports, Bingo, Poker and Lotteries. Online share: $210 billion (projected) (31%) Representing an estimated compound annual growth rate of 9%, the iGaming industry is significantly outperforming the worldwide economy.

HIGH ROLLER TECHNOLOGIES, INC. 12 We attracted over 25,000 players in our first year of operation, and doubled our user base in 2023 to over 50,000 players, creating a foundation for scalable growth.

13 Launched in December 2023, Fruta.com is strategically positioned for the Latin American market, as well as broad global appeal with a memorable premium brand.

HIGH ROLLER TECHNOLOGIES, INC. 14 Our Brands are Optimized to Enjoy on All Devices

HIGH ROLLER TECHNOLOGIES, INC. 15 We Have the World's Best Online Casino Games Over 3,000 games from more than 50 leading game providers that players know and trust

16 Live Casino is a High Growth Vertical

HIGH ROLLER TECHNOLOGIES, INC. 17 Our Marketing Expertise is our Advantage Paid Search TV & Radio SEO Affiliate Email & SMS Streaming Extensive marketing experience and key strategic relationships provide us with access to high-value players in current and future target markets

HIGH ROLLER TECHNOLOGIES, INC. 18 Our Player Acquisition Engine Scales with Investment In 2023, our marketing spend of $13.9M* resulted in $29.7M of revenue *Marketing spend for this purpose includes all advertising and promotional expense included in our Statement of Operations, as well as $6.3 million included in direct operating costs related to affiliate revenue share. Marketing $1 Revenue $2.13 SEO Above the line Streaming Email and SMS Paid Search Affiliates Bonus campaigns 24/7 customer support VIP management Reactivations Retentions Capital injection will allow competitive expansion of the most profitable marketing channels, and further development of our retention and personalization engines. Future results may vary materially from historical results and no assurance can be given that such results will be achievable in the future.

HIGH ROLLER TECHNOLOGIES, INC. Desktop End-to-End Tech Strategy 19 Website and mobile solutions Content, supplier and lobby management Casino content and payment supplier integrations Player account management Single source of truth database, real-time data broker Bonuses, promotions and segmentation Operational automation of key functions AI driven content management system Platform Tablet Mobile (iOS + Android) Proprietary Third-Party: Pragmatic

HIGH ROLLER TECHNOLOGIES, INC. 20 Continued investment in technology, driving higher margins and reducing time to market Expansion into new markets, substantially increasing our addressable market and revenue potential Ramp up player acquisition, directly driving top-line revenue growth Primary Growth Drivers From Use of Proceeds

HIGH ROLLER TECHNOLOGIES, INC. 21 Licensing Market access Applying for a license for a specific market through the local regulatory body, for example, Estonia, Curacao, Ontario, Sweden, Netherlands. Agreement with a local license holder to launch a brand on their license, for example, New Jersey, Pennsylvania. In many cases the operator will need to go through an application/license process with the local regulator. Joint venture Partnering with a local licensed operator that has a lack of digital knowledge and/or resources, which is common with retail casinos that obtain an online license through regulation. Avenues to Regulated Markets

HIGH ROLLER TECHNOLOGIES, INC. 22 Current Markets and Global Expansion Strategy New markets of interest High Roller Team: Malta, Texas, California, Nevada Existing markets

HIGH ROLLER TECHNOLOGIES, INC. 23 Quarterly Growth Trends Active Players Quarterly Active Players 22.4K +45% YoY Unique Depositing Customers (UDCs) Quarterly UDCs 20.8K +40% YoY

HIGH ROLLER TECHNOLOGIES, INC. 24 Quarterly Bets Placed

HIGH ROLLER TECHNOLOGIES, INC. 25 Annual Consolidated Statements of Operations Data: In USD 1,000 Year ended December 31, 2023 Year ended December 31, 2022 Variance Revenue $29,675 $18,492 $11,183 Operating expenses: Direct operating costs 13,648 7,543 6,105 General and administrative 10,529 7,232 3,297 Advertising and promotions 7,604 4,651 2,953 Product and software development 585 1,089 (504) Loss on impairment of intangible assets — 935 (935) Total operating expenses 32,366 21,450 10,916 Loss from operations (2,691) (2,958) 267 Interest expense, net (114) (107) 7 Loss before income taxes (2,805) (3,065) 260 Income tax expense (benefit) 13 (7) 20 Net loss $(2,818) $(3,058) $240 Operating loss margin (9%) (16%) 7%

HIGH ROLLER TECHNOLOGIES, INC. 26 Reconciliation of Annual GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA: In USD 1,000 Year ended December 31, 2023 Year ended December 31, 2022 Variance Revenue $29,675 $18,492 $11,183 Net loss $(2,818) $(3,058) $240 Interest expense, net 114 107 7 Income tax expense (benefit) 13 (7) 20 Share-based compensation 218 113 105 Foreign exchange loss 2,030 552 1,478 Depreciation and amortization 60 4 56 Loss on impairment of intangible assets — 935 (935) Adjusted EBITDA $(383) $(1,354) $971 Adjusted EBITDA margin (1%) (7%) 6%

HIGH ROLLER TECHNOLOGIES, INC. 27 Q1 Consolidated Statements of Operations Data: In USD 1,000 Quarter ended March 31, 2024 Quarter ended March 31, 2023 Variance Revenue $6,507 $7,314 (807) Operating expenses: Direct operating costs 3,330 3,468 (138) General and administrative 2,707 2,486 221 Advertising and promotions 2,037 1,388 649 Product and software development 258 110 148 Total operating expenses 8,332 7,452 880 Loss from operations (1,825) (138) (1,687) Other expense (24) (71) (46) Loss before income taxes (1,849) (209) (1,640) Income tax expense (benefit) — — — Net loss $(1,849) $(209) $(1640) Operating loss margin (28%) (3%) (25%)

HIGH ROLLER TECHNOLOGIES, INC. 28 Reconciliation of Quarterly GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA: In USD 1,000 Quarter ended March 31, 2024 Quarter ended March 31, 2023 Variance Revenue $6,507 $7,314 (807) Net loss $(1,849) $(209) $(1640) Interest expense, net 26 31 (5) Income tax expense (benefit) — — — Share-based compensation 525 51 474 Foreign exchange loss 464 696 (232) Depreciation and amortization 52 1 51 Loss on impairment of intangible assets — — — Adjusted EBITDA $(782) $570 $(1,352) Adjusted EBITDA margin (12%) 8% (20%)

HIGH ROLLER TECHNOLOGIES, INC. 29 Consolidated Balance Sheet Data: In USD 1,000 March 31, 2024 Pro Forma* Assets Cash and cash equivalents, and restricted cash $3,408 $15,440 Prepaid expenses and other current assets 788 Total current assets 4,196 Due from affiliates 424 Tangible and intangible assets, net 5,358 Other non-current assets 2,120 Total assets $12,098 $23,275 Liabilities and Stockholders' Equity (Deficit) Accounts payable $477 Accrued expenses 4,608 Player liabilities 527 Due to affiliates 4,472 Other current liabilities 156 Total current liabilities 10,240 Non-current liabilities 966 Total liabilities 11,206 $10,963 Stockholders’ equity (deficit) Preferred stock — Common stock 7 Additional paid-in capital 22,576 Accumulated deficit (23,069) (23,069) Accumulated other comprehensive income 1,378 Total stockholders’ equity (deficit) 892 12,312 Total liabilities and stockholders' equity (deficit) $12,098 $23,275 *On a pro forma basis after giving effect to the sale of shares of common stock by us in this offering at an assumed public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Management Team Comprised of Industry Veterans

Ben Clemes
CEO

- 18+ years experience in online gaming
- Co-founder of Gaming Innovation Group, serving as MD and CCO of the platform unit
- Extensive experience in regulated markets, casino and business development

Matt Teinert
CFO

- 12+ years experience of full cycle finance and leadership experience
- Most recently held the position of Director of Accounting & Financial Reporting for Digital Turbine (ticker:APPS)
- Strong background in FP&A, compliance, capital markets, strategy and M&A

Tony Kjaldstrom
GM Malta

- 16+ years experience in online gaming
- Prior to joining High Roller, Tony was COO and CPO at Rootz and prior to that has held senior positions at NordicBet and Gaming Innovation Group

Isaac Sant
CTO

- 10+ years experience in online gaming, holding the title of CTO across a number of startups and established iGaming brands including; Wetten, Frontloop Media and eSportsbetting
- Architect of the proprietary frontend and CMS technology

Sven Kaltenegger
CMO

- 10+ years experience in online gaming, 25+ years experience in digital marketing
- Prior to joining High Roller, Sven was CCO at Casimba Gaming after holding marketing roles at LeoVegas and LV Bet

Reuben Borg Caruana
COO

- 13+ years experience in online gaming working across multiple organisations; Expekt, Betsson, Kwiff
- Expertise in all areas of operations, including risk, fraud prevention, payment processing and payment product

HIGH ROLLER TECHNOLOGIES, INC.
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HIGH ROLLER TECHNOLOGIES, INC. 31 Michael Cribari Co-Founder, Chairman Brandon Eachus Co-Founder, Director ● Over 16 years of experience in investing in various European-based iGaming businesses ● Director of global iGaming company Spike Up Media for the past five years and Chairman of the parent company, Ellmount Interactive AB ● Director of Spike Up Media since 2015 ● 17+ years of experience in executive management roles ● Shareholder in Ellmount Interactive, overseeing corporate communications, marketing, and finance divisions Board of Directors Daniel Bradtke Director ● Co-Founding Partner at HappyHour.io, a VC dedicated to fostering the growth of emerging iGaming startups ● 18 years of experience in iGaming, with a proven track record in establishing and exiting multiple ventures including Mobilebet.com and Suomikasino.com Kristen Bri Director ● Vice President of People & Culture at Anaxi, a subsidiary of Aristocrat Gaming ● Previously held leadership and management roles at online gaming company Hard Rock Digital and horse racing complex Churchill Downs Jonas Martensson Director ● Strategic Advisor at Mojang Studios, with a focus on social impact and partnerships ● Served as the CEO of Mojang AB, the creators of Minecraft, from 2014 to 2021 ● Co-founder of Happy Socks and Mobilebet.com ● Brings previous board experience from Finnair (Nasdaq) and XLMedia (AIM: XLM) David Weild IV Director Nominee ● Formerly vice chairman of Nasdaq and president of Prudential Financial ● Founder, chairman, and CEO of investment banking firm Weild Capital, LLC ● Previously served on the boards of PAVmed (Nasdaq: PAVM), BioSig Technologies (Nasdaq: BSGM), Helium and current board member of Scopus BioPharma, INX, and Emeritus ● Director of charities 9-11 charity Tuesday’s Children and Dignity Beyond Borders ● Recognized expert in capital markets and has spoken at the White House and before Congress

HIGH ROLLER TECHNOLOGIES, INC. 32 Capitalization Table Pre-Offering as of May 31, 2024 Common Shares Outstanding 7,012,806 Warrants (WAEP: $2.37) 39,172 Options (WAEP: $5.00) Restricted Stock Units 268,454 109,886 Fully Diluted Shares Outstanding 7,430,318

HIGH ROLLER TECHNOLOGIES, INC. 33 Premium brand value HighRoller.com is the ultimate iCasino brand, resonating to the highest value player segment Highly experienced management team Over 90 years combined experience in online gambling and development AI-Driven development Reduces operational costs through automation of key functions Foundation for accelerated growth Accelerating revenue growth in existing markets and through new market expansion Investment Summary Revenue $29.7M +60% YoY Deposits $74.7M +114% YoY Active users 51.4K +77% YoY High growth market $210B Projected market size by 2027 *YoY comparison is year ended December 31, 2023 with same period 2022